Contact:	Dan Yarbrough, Director of Investor Relations
704-948-2617
danyarbrough@orthofix.com

Orthofix Announces Record Sales
In Second Quarter 2006 Results

•	Second quarter sales were a record $84.7 million, up 7% from prior year
•	Sales of spine stimulation products grew 18% compared with prior year
•	Global revenues from Breg products rose 10% year-over-year
•	Reported earnings per diluted share were $0.79, including one-time tax benefit of $0.18

HUNTERSVILLE, N.C., July 27, 2006 - Orthofix International N.V., (NASDAQ:OFIX) (the Company) today announced that sales for the second quarter ended June 30, 2006 were a record $84.7 million, an increase of seven percent over the $79.5 million reported during the same period in 2005. The impact of foreign currency on sales for the second quarter of 2006 was a negative $0.3 million.

Net income in the second quarter was $12.7 million, or $0.79 per diluted share, compared with $9.4 million, or $0.58 per diluted share, for the same period in 2005. Net income in the second quarter of 2006 included a non-recurring net tax benefit of $2.9 million, or $0.18 per diluted share, resulting from the Company’s election to adopt a new tax provision in Italy allowing for the revaluation of trademarks for tax purposes only.

Additionally, results in the second quarter of this year included a charge of $1.6 million ($1.1 million after taxes, or $0.07 cents per share) related to FAS 123R, a new accounting standard adopted in the first quarter of 2006 that revised the requirements of accounting for share-based compensation expense and the treasury method of calculating fully diluted shares outstanding.

“Orthofix’s second quarter results demonstrate the fundamental strength of the Company’s core operations,” said CEO Alan Milinazzo. “The Company’s operating earnings per share, which have been at the high end of our range of guidance for the first two quarters of this year, reflect the continued strong growth in demand for our market-leading spine stimulation products coupled with the successful launch of a new line of functional braces at our Breg subsidiary. Additionally, we are pleased with the positive response we have received in the U.S. and abroad for our most recently introduced internal fixation products.”

As a result of the Company’s strong performance over the first half of 2006, full-year earnings guidance was increased by ten cents, from a range of $2.25 to $2.35 to a new range of $2.35 to $2.45 per diluted share. This includes the recognition of equity-based compensation costs related to the adoption of FAS 123R, which are now estimated to be $0.29 per diluted share for the full-year, or nine cents higher than the original estimate.

Additionally, reflecting normal seasonality, the Company indicated that third quarter revenues are expected to be between $82 and $84 million, and earnings are expected to be between $0.50 and $0.54 per diluted share including an $0.08 charge related to the adoptain of FAS 123R.

Sales Revenue

Total second quarter sales in the Company’s spine sector grew 17% year-over-year, to $29.6 million, driven by increased demand in the U.S. for its lumbar and cervical stimulation products, which were up 18%.

Revenues from the reconstruction business increased three percent, to $32.5 million, compared with the second quarter in the prior year. The growth was primarily the result of increased sales of functional bracing products at the Company’s Breg subsidiary, which were up 16% in the U.S. due to the success of its new line of Fusion™ braces launched earlier this year. Additionally, sales of internal fixation products more than doubled while external fixation revenues rose five percent. These increases were partially offset by a 23% reduction in second quarter sales of the A-V Impulse System.

Second quarter revenues in the trauma sector decreased in total by one percent year-over-year, to $16.5 million, due primarily to continued pressure on external fixation sales. While this drove a two percent decrease in international trauma revenues, that decline was partially offset by sales growth of 82% in internal fixation products and 10% for the Company’s Physio-Stim™ bone growth stimulation device. Additionally, U.S. trauma revenues grew by two percent, due primarily to a nine percent increase in U.S. sales of the Company’s Physio-Stim™ device and a 29% increase in internal fixation revenues.

Gross Margin

The gross margin percentage in the second quarter of 2006 expanded by 110 basis points year-over-year, to 75.0%, primarily as the result of the increase in sales of higher margin spine stimulation products and ongoing operational improvement initiatives.

Operating Expenses

Sales and marketing expenses as a percent of sales increased to 37.7%, compared with 36.2% in the same period last year. This increase was due mainly to higher expenses associated with the growth in sales and the Danek marketing services agreement, as well as an increase in the provision for bad debts and stock-based compensation expense related to the adoption of FAS 123R.

General and administrative expenses increased to 14.3% of sales, compared with 10.9% in 2005, primarily due to higher stock-based compensation costs related to the adoption of FAS 123R, and an increase in corporate development and related legal expenses. However, the ratio decreased by 110 basis points compared with the prior quarter mainly as the result of non-recurring management transition costs incurred in the prior quarter.

The research and development expense ratio decreased by 40 basis points year-over-year, to 3.2% of total sales in the quarter.

Other Income and Expenses

Orthofix reported net interest income of $255,000 in the second quarter this year, compared with net interest expense of approximately $1.2 million last year. The change is a result of the Company’s prepayment of its previously outstanding term debt, which was repaid in full during the first quarter of 2006.

The Company also reported other income of $344,000 in the second quarter of 2006, compared with other losses totaling $608,000 in the previous year. The difference is a result of net foreign exchange gains reported in 2006 compared with net foreign exchange losses incurred in 2005.

Balance Sheet and Cash Flow

Total cash at June 30, 2006 increased by $1.4 million during the quarter, to $50 million.

The cash flow from operations during the first six months of 2006 totaled $1.6 million, down from $13.1 million over the first half of last year. Year-to-date cash flow during the first half of 2006 was impacted by increased investments in inventory and a higher level of accounts receivable.

The inventory increase was the result of the Company’s previously announced restructuring activities around the world, including the opening of a new international distribution center in Italy and the purchase of a safety stock associated with the relocation of A-V Impulse System pad production from the U.K to Mexico.

Conference Call

Orthofix will host a conference call today at 11:00 AM Eastern Time to discuss the Company’s earnings for the 2nd quarter of 2006. Interested parties may access the conference call by dialing (800) 299-7089 in the U.S., and (617) 801-9714 outside the U.S., and entering the code 82722195. A replay of the call will be available for two weeks by dialing (888) 286-8010 in the U.S., and (617) 801-6888 outside the U.S., and entering the code 17453186.

About Orthofix

Orthofix International, N.V., a global diversified orthopedic products company, offers a broad line of minimally invasive surgical, and non-surgical, products for the Spine, Reconstruction, and Trauma market sectors that address the lifelong bone-and-joint health needs of patients of all ages-helping them achieve a more active and mobile lifestyle. Orthofix’s products are widely distributed around the world to orthopedic surgeons and patients via Orthofix’s sales representatives and its subsidiaries, including BREG, Inc., and via partnerships with other leading orthopedic product companies, such as Medtronic Sofamor Danek and Kendall Healthcare. In addition, Orthofix is collaborating in R&D partnerships with leading medical institutions such as the Orthopedic Research and Education Foundation, Rutgers University, the Cleveland Clinic Foundation, and National Osteoporosis Institute. For more information about Orthofix, please visit www.orthofix.com.

FORWARD-LOOKING STATEMENTS

This communication contains certain forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which may include, but are not limited to, statements concerning the projections, financial condition, results of operations and businesses of Orthofix and are based on management’s current expectations and estimates and involve risks and uncertainties that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements.

Factors that could cause or contribute to such differences may include, but are not limited to, risks relating to the expected sales of its products, including recently launched products, unanticipated expenditures, changing relationship with customers, suppliers and strategic partners, risks relating to the protection of intellectual property, changes to the reimbursement policies of third parties, changes to governmental regulation of medical devices, the impact of competitive products, changes to the competitive environment, the acceptance of new products in the market, conditions of the orthopedic industry and the economy, corporate development and market development activities and other factors described in our annual report on Form 10-K and other periodic reports filed by the Company with the Securities and Exchange Commission.

- Financial tables follow -

ORTHOFIX INTERNATIONAL N.V.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, U.S. Dollars, in thousands, except per share and share data)

	For the three months ended June 30,		For the six months ended June 30,
	2006	2005	2006	2005

Net sales	$84,735	$79,540	165,851	$157,228
Cost of sales	21,199	20,775	42,658	41,671
Gross profit	63,536	58,765	123,193	115,557

Operating expenses
Sales and marketing	31,920	28,763	62,708	56,225
General and administrative	12,115	8,652	24,589	17,276
Research and development	2,721	2,956	5,685	6,083
Amortization	1,709	1,661	3,479	3,289
	48,465	42,032	96,461	82,873

Operating income	15,071	16,733	26,732	32,684

Interest income (expense), net	255	(1,251)	110	(2,561)
Other income/(loss), net	344	(608)	291	1,435
KCI settlement, net of litigation costs	0	(163)	1,093	(505)
Income before income tax	15,670	14,711	28,226	31,053

Income tax expense	(2,942)	(5,306)	(7,252)	(10,869)
Net income	$12,728	$9,405	20,974	$20,184

Net income per common share - basic	$0.79	$0.59	1.31	$1.28

Net income per common share - diluted	$0.79	$0.58	1.30	$1.24

Weighted average number of common shares outstanding - basic	16,037,927	15,872,638	16,029,137	15,828,686

Weighted average number of common shares outstanding - diluted	16,166,241	16,294,098	16,173,679	16,228,849

ORTHOFIX INTERNATIONAL N.V.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, U.S. Dollars, in thousands)

	As of	As of
	June 30,	December 31,
	2006	2005

Assets
Current assets:
Cash and cash equivalents	$49,961	$63,786
Restricted cash	-	13,762
Trade accounts receivable	90,228	80,745
Inventory	39,259	32,853
Deferred income taxes	4,511	4,511
Prepaid expenses and other	14,101	11,618
Total current assets	198,060	207,275

Securities and other investments	4,082	4,082
Property, plant and equipment, net	19,914	18,987
Intangible assets, net	241,084	240,323
Deferred taxes and other long-term assets	9,223	3,194
Total assets	$472,363	$473,861

Liabilities and shareholders' equity
Current liabilities:
Bank borrowings	$3,794	$79
Current portion of long-term debt	11	15,187
Trade accounts payable	12,145	11,602
Other current liabilities	29,196	51,208
Total current liabilities	45,146	78,076

Long-term debt	37	21
Deferred income taxes	24,698	25,652
Other long-term liabilities	1,356	1,227
Total liabilities	71,237	104,976

Shareholders' equity
Common shares	1,604	1,602
Additional paid-in capital	111,567	106,746
	113,171	108,348
Retained earnings	276,449	255,475
Accumulated other comprehensive income	11,506	5,062
Total shareholders' equity	401,126	368,885

Total liabilities and shareholders' equity	$472,363	$473,861

ORTHOFIX INTERNATIONAL N.V.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, U.S. Dollars, in thousands)

	For the six months ended June 30,
	2006	2005

Net cash provided by operating activities	$1,564	$13,073

Cash flows from investing activities:
Investment in subsidiaries and affiliates	(1,108)	-
Capital expenditure	(4,539)	(6,101)
Net cash used in investing activities	(5,647)	(6,101)

Cash flows from financing activities:
Net (repayment) proceeds of loans and borrowings	(11,451)	(16,094)
Proceeds from issuance of common stock	923	3,964
Tax benefit on non-qualified stock options	66	-
Net cash used in financing activities	(10,462)	(12,130)

Effect of exchange rate changes on cash	720	(641)

Net decrease in cash and cash equivalents	(13,825)	(5,799)
Cash and cash equivalents at the beginning of the period	63,786	25,944
Cash and cash equivalents at the end of the period	$49,961	$20,145

Net sales by market sector for the periods ended June 30,
(In millions)

	Three Months Ended June 30,			Six Months Ended June 30,
	2006	2005	% Increase	2006	2005	% Increase

Orthopedic Products
Spine	$29.6	$25.2	17%	$57.5	$48.4	19%
Reconstruction	32.5	31.7	3%	64.8	64.3	1%
Trauma	16.5	16.6	-1%	31.7	32.6	-3%

Total Orthopedic	78.6	73.5	7%	154.0	145.3	6%

Non-Orthopedic	6.1	6.0	2%	11.9	11.9	0%

Total	$84.7	$79.5	7%	$165.9	$157.2	6%

Net sales by business segment for the periods ended June 30,
(In millions)

	Three Months Ended June 30,			Six Months Ended June 30,
	2006	2005	% Increase	2006	2005	% Increase

Americas Orthofix	$41.5	$35.9	16%	$80.8	$69.6	16%

Americas Breg	18.6	17.4	7%	37.2	35.4	5%

International Orthofix	24.6	26.2	-6%	47.9	52.2	-8%

Total	$84.7	$79.5	7%	$165.9	$157.2	6%